Exhibit 10.25

AMENDMENT NO. 1 TO THE
FURNITURE BRANDS INTERNATIONAL, INC.
DEFERRED COMPENSATION PLAN
(Restated Effective January 1, 2011)

Furniture Brands International, Inc. ("Company") previously adopted the Furniture Brands International, Inc. Deferred Compensation Plan ("Plan").

The Plan has been amended from time to time most recently in the form of an amendment and restatement effective as of January 1, 2011.

The Company desires to amend the Plan to change the matching contribution provision and to add a vesting schedule for matching contributions for participants hired after December 31, 2011.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2012, as follows:

1. Section 2.1.12 is amended to read in its entirety as follows:

2.1.12. Company Matching Credit.

"Company Matching Credit" means an amount credited to a Participant’s Account for a Plan Year equal to 50% of the first 3% of Base Salary Compensation and Bonus Compensation plus 25% of the next 3% of Base Salary Compensation and Bonus Compensation contributed to the Plan.

2. Section 6.2 of the Plan is amended to read in its entirety as follows:

6.2 Vesting.

A Participant is fully (100%) vested in all Deferrals and Additions thereon under the Plan. A Participant who is first hired prior to January 1, 2012 is fully (100%) vested in all Company Matching Credits and Additions thereon under the Plan. A Participant first hired on or after January 1, 2012 shall vest in Company Matching Credits and Additions thereon over a period of 4 years at a rate of 25% per year. For purposes of this section, a Participant shall be credited with one year for vesting on the anniversary date of his original date of hire and each anniversary date thereof provided the Participant is still employed on that date. Notwithstanding the foregoing, a Participant first hired on or after January 1, 2012 shall be fully vested on death, attainment of age 65, or being determined to be Disabled.

3. Section 6.4 of the Plan is amended to read in its entirety as follows:

6.4 Death.

If a Participant dies before receiving the full amount of his or her Account, the entire balance of the Account shall be payable in a lump sum to his or her
Beneficiary upon the Participant’s death; provided that a Participant may elect on his or her Election of Deferral/Distribution described in Section 4.1 (a) to have distribution of his or her Account continue in accordance with an election in effect at the time of his or her death, with the exception that such distribution shall occur upon the later of Separation from Service or the specified payout date, or
(b) to have his or her Account paid in the form of monthly installments over a period of three, five or ten years, such installments to be payable pursuant to the terms of Section 6.1(a) with respect to installment payments as if the date of the
Participant’s death was his or her date of Separation from Service.

IN WITNESS WHEREOF, the Human Resources Committee of the Company's Board of
Directors has caused this Amendment No. 1 to the Plan to be executed on behalf of the Company by a duly authorized officer on this 23rd day of February, 2012.

FURNITURE BRANDS INTERNATIONAL,
INC.

By: /s/ Beth Sweetman

Name: Beth Sweetman

Title: SVP - Human Resources